UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 14, 2006
Asyst Technologies, Inc.
(Exact Name of Registrant as Specified in Charter)

California	000-22430	94-2942251

(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification Number)

46897 Bayside Parkway, Fremont, California		94538

(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (510) 661-5000

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(e) Amendment of 2003 Equity Incentive Plan
     On December 14, 2006, at its Annual Meeting of Shareholders, the Registrant’s shareholders approved amendments to the Registrant’s 2003 Equity Incentive Plan (the “Plan”). Those amendments effected the following changes to the Plan:
•	Increased from 3,900,000 to 4,900,000 the aggregate number of shares of the Registrant’s common stock authorized for issuance under the Plan, and available for award as incentive stock options under the Plan;

•	Removed the current 30% sub-limit on the number of shares that may be awarded as restricted stock awards;

•	Provided that restricted stock awards to the Registrant’s non-employee directors would not be subject to a minimum vesting schedule (whether vesting is based on continued service or performance criteria);

•	Added performance criteria to the Plan for purposes of qualifying restricted stock awards as performance-based compensation under Section 162(m) of the Code; and

•	Added or changed related provisions of the Plan, including but not limited to adding a provision that the Committee, as defined in the 2003 Equity Incentive Plan, may in its sole discretion pay restricted stock awards based on the above-mentioned performance criteria in shares or cash, and adding and changing other provisions relating to tax aspects or technical changes.
     The Registrant’s board of directors previously approved those amendments to the Plan on November 1, 2006, subject to shareholder approval at the Annual Meeting. The Plan, as amended by these amendments, is included in the Proxy Statement for the Annual Meeting that the Registrant filed with the Securities and Exchange Commission on November 3, 2006.
Section 8 — Other Events.
Item 8.01.
Amendment of 1993 Employee Stock Purchase Plan
     At the Annual Meeting, the Registrant’s shareholders also approved an amendment to the Registrant’s 1993 Employee Stock Purchase Plan (the “ESPP”). That amendment increased from 2,450,000 to 3,000,000 the aggregate number of shares of the Registrant’s common stock authorized for issuance under the ESPP.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ASYST TECHNOLOGIES, INC.

Date: December 19, 2006	By:	/s/ Steve Debenham

Steve Debenham
Vice President, Secretary, and General Counsel

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